LYONDELLBASELL INDUSTRIES AF S.C.A.
LONG-TERM INCENTIVE PLAN

(As Established Effective April 1, 2008)

1.            Objectives.

LyondellBasell Industries AF S.C.A., a Luxembourg company (the “Company”), hereby establishes the LyondellBasell Industries AF S.C.A. Long-Term Incentive Plan (the “Plan”) for the purposes of:

(a)	Focusing Participants on key measures of value creation;

(b)	Providing significant upside and downside award potential commensurate with shareholder value creation;

(c)	Encouraging a long-term management perspective and reward for sustained long-term performance;

(d)	Enhancing the ability of the Company and its Subsidiaries and Affiliates to attract and retain highly talented and competent individuals;

(e)	Reinforcing a team orientation among top management; and

(f)	Encouraging ownership of Equity Interests among top management.

2.             Definitions.

As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any Person or entity, any other Person or entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person or entity.  “Control” means the power to direct the management and policies of a Person or entity, affirmatively (by direction) and negatively (by veto), directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Appraised Unit Value” has the meaning set forth in Section 4.

“Appraised Value,” as of any date, shall mean the value of NAG that a willing buyer would pay to a willing seller in an arm’s length transaction as of such date, determined by the Supervisory Board of the Company (the “Supervisory Board”), in its reasonable discretion and acting in good faith following receipt of a valuation opinion regarding the range of appropriate Appraised Values from a third-party accounting firm, investment banking firm or other expert that regularly engages in the business of valuation (a “Third Party Appraiser”). The Appraised Value shall take into consideration all valuation factors that the Supervisory Board or the Third Party Appraiser considers relevant under the circumstances, which may include but not be limited to (i) the nature and history of NAG’s business; (ii) the economic outlook in general and the condition and outlook of NAG’s specific industry in particular; (iii) the book value of the NAG Units and the financial condition of NAG’s business; (iv) NAG’s earnings capacity; (v) the existence of enterprise goodwill or other intangible value; and (vi) the market price of publicly traded stocks of corporations engaged in the same or similar lines of business; provided, however, that the Appraised Value shall not take into consideration any discounts for lack of marketability of the NAG Units, any minority discount or any control premium.  If any subsidiary of NAG has a class of publicly traded equity securities, then the value of that subsidiary for appraisal purposes shall be based on the market value of those publicly traded securities.  The Third Party Appraiser shall deliver its opinion regarding the range of appropriate Appraised Values of NAG as of the applicable Valuation Date, and shall, to the extent commercially practicable, deliver such opinion by a date no more than 21 days after the applicable Valuation Date.  The Supervisory Board shall use reasonable efforts to cause the Third Party Appraiser to do so within such time period.  The requesting party shall bear all fees and expenses associated with obtaining a fairness opinion.

The Supervisory Board shall, if it deems necessary or if requested by either Management LLC or AI Petrochemicals LLC, request an opinion regarding the fairness of such valuation to Management LLC and/or AI Petrochemicals LLC performed by a reputable third party firm that regularly provides such opinions.  All parties will cooperate and use reasonable efforts to ensure that the date of determination will comply with any legal requirements with respect to timing of valuation and payment.  The requesting party shall bear all fees and expenses associated with obtaining a fairness opinion.

“Award” means any Phantom Units granted to a Participant pursuant to the applicable terms, conditions and limitations set forth in this Plan document or the Award Agreement or as otherwise established by the Company.

“Award Agreement” means an agreement in the form prescribed by the Plan Administrator that sets forth the terms, conditions and limitations applicable to an Award.

 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means LyondellBasell Industries AF S.C.A.

“Deferral Elections” means the Participant’s election of the date upon which Company shall make a distribution to the Participant of his or her interest in any vested Phantom Units in accordance with the terms of the Award Agreement, if and to the extent permitted by the Plan Administrator; provided, however, that (a) such Deferral Election shall be irrevocable and (b) any Deferral Election must be made on the form provided by the Plan Administrator.

“Delegate” shall have the meaning ascribed to such term in Section 3(a).

“Employee” means an individual employed by the Company, or any of its  Subsidiaries or Affiliates.

“Equity Interests” means, with respect to any Person, all of the capital stock of such Person and all warrants, options or other rights to acquire the capital stock of such Person, including any contribution from shareholders without any issuance of shares (but excluding any debt security that is convertible into, or exchangeable for, such capital stock).

“Equity Purchase Agreement” means that certain equity purchase agreement between LyondellBasell Management Holdings LLC, a Delaware limited liability company, and Participant setting forth the terms and conditions pertaining to Participant’s equity investment in LyondellBasell Management Holdings LLC, which has an equity investment in NAG.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Person” shall have the meaning ascribed to such term in Section 3(b).

“Management LLC” means LyondellBasell Management LLC, a Delaware limited liability company.

 “NAG” means NAG Investments LLC, a Delaware limited liability company, which, directly or indirectly, owns 12,987 Voting Redeemable Preference A Shares (“Preference A Shares”) in Nell Limited (“Nell”), Access Industries Holdings LLC owns 13 Preference A Shares in Nell and Mr. Leonard Blavatnik owns 1,000 Voting Redeemable Preference B Shares in Nell; Nell in turn indirectly owns all of the outstanding Equity Interests of the Company.  For purposes hereof, NAG shall include the surviving entity in any merger or successor entity resulting from any conversion of NAG.

“NAG Unit” means a unit representing limited liability company interests in NAG issued by NAG to its members in exchange for capital contributions as evidence of such member’s ownership interest in NAG.  For purposes hereof, the term “NAG Unit” shall also include the equity securities of any entity with which NAG shall be merged, or into which it shall be converted, pursuant to its limited liability company agreement and the laws of the State of Delaware.

“Participant” means an Employee who has entered into an Equity Purchase Agreement and whose name is listed on Schedule A, as amended from time to time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phantom Unit” means the right to the Appraised Unit Value, if any, of a NAG Unit and is used solely for the purpose of determining benefits under this Plan.

“Plan” means the LyondellBasell Industries AF S.C.A. Long-Term Incentive Plan, as amended from time to time.

“Plan Administrator” means the Company or its Delegate, as set forth in Section 3(a).

“Subsidiary” means with respect to any Person, (a) a corporation a majority of the voting Equity Interests of which are at the time, directly or indirectly, owned by such Person; and (b) any other Person (other than a corporation), including, a partnership, limited liability company, business trust or joint venture, in which such Person, at the time thereof, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions), or (c) for so long as the Company or any of its Subsidiaries has a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF.

“Valuation Date” has the meaning set forth in the Award Agreement.

3.              Plan Administration and Designation of Participants.

(a)           Administration.  The Plan Administrator of this Plan shall be the Company, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate.  The Company may delegate its duties hereunder as Plan Administrator to the Chief Executive Officer or other senior officers of the Company (a “Delegate”), subject to such rules and regulations as the Company establishes.  The Plan Administrator may, in its discretion, retain the services of an outside administrator for the purpose of performing any of its functions hereunder.  The Plan Administrator may, in its discretion, accelerate the vesting of an Award, eliminate or make less restrictive any restrictions contained in an Award Agreement, waive any restriction or other provision of this Plan or an Award Agreement, or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant who holds the Award or (ii) consented to by such Participant.  The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Plan Administrator deems necessary or desirable to further the Plan purposes.  Any decision of the Plan Administrator in the interpretation and administration of this Plan shall lie within its sole and absolute discretion, and shall be final, conclusive and binding on all parties concerned.

(b)           Indemnification.  No Delegate (an “Indemnified Person”) shall be liable in any manner whatsoever in connection with the administration, construction or interpretation of this Plan, except arising out of such person’s willful misconduct or as expressly provided by statute.  Under no circumstances shall an Indemnified Person be liable for the acts of another Indemnified Person.  In the performance of its duties, an Indemnified Person shall be entitled to rely upon the information and advice furnished by the Company’s counsel, tax advisors and any other person whose information or advice the Company deems necessary or advisable, and no Indemnified Person shall be liable for any action taken or not taken in reliance upon any such advice.  The Company shall indemnify each Indemnified Person for any loss or damages that it, he or she incurs in connection with, or arising out of, this Plan, except for any loss or damages that result from such Indemnified Person’s willful misconduct or as expressly provided by statute.

(c)           Eligibility.  The Plan Administrator may, from time to time, amend Schedule A to recognize an Employee as a Participant in this Plan following the consummation of  such Employee’s equity investment in accordance with the terms set forth in an Equity Purchase Agreement.

4.             Determination of the Appraised Unit Value.

The appraised unit value of the common equity securities of NAG (the “Appraised Unit Value”), as of any date, shall mean the Appraised Value of NAG as of the applicable Valuation Date divided by the number of outstanding NAG Units as of such Valuation Date.

5.             Award Agreement.

Each Award granted hereunder shall be described in an Award Agreement, which shall be subject to the terms and conditions of the Plan.  The Award Agreement shall specify the number of Phantom Units granted to the Participant, any vesting requirements and the date on which such Award is made.

6.             Form of Award.

An Award shall be in the form of Phantom Units that may be reflected in a bookkeeping or other such account designated by the Plan Administrator.  The terms, conditions and limitations applicable to any Award of Phantom Units shall be determined by the Plan Administrator.

7.             Payment of Awards.

(a)           Form.  Payment of Awards shall be made in the form of a lump-sum cash payment at the time specified in the Award Agreement.

(b)           Deferral.  The Plan Administrator may, in its discretion, provide for the deferral of an Award under this Plan, and thereafter the Participant may elect to defer the receipt of any payment to which he or she is entitled in satisfaction of Phantom Units by the completion of a valid Deferral Election.  All deferrals must comply with the requirements of Section 409A of the Code.

(c)           Dividend Equivalents.  Dividend equivalent rights shall be extended to and made part of any Award, subject to such terms, conditions and restrictions as the Company may establish and set forth in the Award Agreement.

(d)           No Payments Prior to January 2, 2009.  In no event shall any payments be made under this Plan and the Award Agreement prior to January 2, 2009, other than dividend equivalents, as described in Section 7(c).  Any payment that a Participant would have been entitled to receive prior to January 2, 2009 but for the operation of this Section 7(d) shall be made in full on January 2, 2009 without interest.

8.             Termination of Employment.

The terms of the Award Agreement shall govern the treatment of any deferred or unpaid Awards payable to the Participant upon the termination of employment.  Termination of employment is governed by the laws of employment of the country in which the Participant is employed.  Notwithstanding anything contained herein to the contrary, no Participant who is a U.S. taxpayer shall be considered to have terminated employment for purposes of the Plan and the Award Agreement unless the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code.

9.             Assignability.

The Participant’s rights under the Plan and any Award Agreement are personal.  No assignment or transfer of the Participant’s rights under and interest in an Award Agreement may be made by the Participant other than by will or the laws of descent and distribution. Any attempted assignment or transfer in violation of this Section 9 shall be null and void.

10.           Adjustments.

(a)           The existence of outstanding Phantom Units shall not affect in any manner the right or power of NAG to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the ownership of NAG or its business or any merger or consolidation of NAG, or any issue of bonds, debentures or other obligations, or the dissolution or liquidation of NAG or its business, or any sale or transfer of all or any part of its assets or business, or any other act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)           In the event of a distribution, split, recapitalization, extraordinary distribution, merger, consolidation, combination or exchange of NAG Units or similar change, or upon the occurrence of any other event that the Plan Administrator, in its sole discretion, deems appropriate, then the Plan Administrator, if and to the extent that it deems appropriate to prevent dilution or enlargement of rights, shall adjust (i) the number of Phantom Units granted pursuant to any outstanding Award and (ii) the appropriate Appraised Unit Value for such Award as of the Valuation Date preceding such event.

11.           Tax Withholding.

The Company shall have the right to deduct applicable taxes from any Award payment and withhold an appropriate amount of cash for payment of taxes required by law, or to take such other action as, in the opinion of the Company, may be necessary to satisfy all obligations for withholding of such taxes.

12.           Amendments or Termination.

The Company may amend, alter or terminate this Plan, except that no amendment, alteration or termination shall impair the rights of any Participant under any Award Agreement in effect at the time of such amendment, alteration or termination without the written consent of such Participant.

13.           Unfunded Plan.

This Plan shall be unfunded.  Any bookkeeping accounts established with respect to a Participant’s Award shall be used merely as a convenience.  Neither the Company, a Subsidiary nor an Affiliate shall be required to segregate any assets for the purpose of providing benefits hereunder, nor shall this Plan be construed as providing for such segregation.  Furthermore, neither the Company, the Supervisory Board of the Company, the Plan Administrator, a Subsidiary nor an Affiliate shall be deemed to be a trustee of any cash, NAG Units, units in LyondellBasell Management Holdings LLC or rights determined with respect thereto under this Plan.  Any liability or obligation of the Company to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company or any Subsidiary or Affiliate shall be deemed to be secured by any pledge or other encumbrance on any property of the Company or such Subsidiary.  Neither the Company, the Supervisory Board of the Company, the Plan Administrator, a Subsidiary nor an Affiliate shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

14.           No Right to Employment.

The granting of an Award under the terms of this Plan shall not impose upon the Company, a Subsidiary or an Affiliate any obligation to maintain any Participant as an Employee, and shall not diminish the power of the Company, a Subsidiary or an Affiliate to discharge any Participant at any time.

15.           Tax Compliance Issues.

(a)           For Participants who are U.S. Taxpayers:  For Participants who are U.S. taxpayers, the Company intends that any amounts payable under the Plan must satisfy the requirements of Section 409A of the Code in order to avoid imposition of applicable taxes thereunder.  Thus, notwithstanding anything in this Plan to the contrary, if any Plan provision or amount under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, that Plan provision or amount may be reformed to avoid imposition of the applicable tax, and no action taken to comply with Section 409A shall be deemed to adversely affect the rights of any Participant.  Notwithstanding the foregoing, neither the Company nor the Plan Administrator shall have any obligation to take any action under this Section 15 that would impose any expenses upon or increase any costs to the Company.

(b)           For Participants who are not U.S. Taxpayers:  For Participants who not U.S. taxpayers, Award payments are subject to the compliance with the tax laws of the applicable jurisdictions.

16.           Construction.

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.  Words in the masculine gender shall include the feminine gender, the plural shall include the singular, and the singular shall include the plural.

17.           Arbitration of Disagreements.

(a)           For Participants Paid on a U.S. Dollar Payroll:  For Participants who are paid on a U.S. Dollar Payroll,  any dispute, controversy or claim arising out of or relating to Plan obligations shall be settled by final and binding arbitration conducted by the American Arbitration Association (the “AAA”) in the State of Delaware.  The arbitrator shall be selected by mutual agreement of the parties, if possible.  If the parties fail to reach agreement upon appointment of an arbitrator within 30 days after one party receives the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the AAA.  The selection process to be used is set forth in the rules of the AAA, but if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to appoint an arbitrator but shall continue to submit additional panels until an arbitrator has been selected.  All fees and expenses of the arbitration, including a transcript if requested, will be borne by the parties equally.

(b)           For Participants Paid other than on a U.S. Dollar Payroll:  For Participants who are paid other than on a  U.S. Dollar payroll, any dispute, controversy or claim arising out of or relating to Plan obligations shall be settled by final and binding arbitration conducted according to the laws of the Grand Duchy of Luxembourg.

18.           Governing Law.

(a)           For Participants Paid on a U.S. Dollar Payroll:  For Participants who are paid on a U.S. Dollar payroll, this Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, and construed and enforced according to, the laws of the State of Delaware.

(b)           For Participants Paid other than on a U.S. Dollar Payroll:  For Participants who are paid other than on a U.S. Dollar payroll, this Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or securities laws of the United States, shall be governed by, and construed and enforced according to, the laws of the Grand Duchy of Luxembourg.

LYONDELLBASELL INDUSTRIES AF S.C.A.

By:	/s/ C. Bart de Jong
C. Bart de Jong
Senior Vice President, Human Resources